EXHIBIT 4.8
                                                              -----------











   ======================================================================







                              CREDIT AGREEMENT

                                   BETWEEN


                                  AAR CORP.

                                     AND


                         THE NORTHERN TRUST COMPANY





                        DATED AS OF NOVEMBER 1, 1997




   ======================================================================

                              TABLE OF CONTENTS
                              -----------------


                                                                     Page
                                                                     ----

   ARTICLE I
        DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .  1

   ARTICLE II
        THE CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . 11
        2.1.      The Advances . . . . . . . . . . . . . . . . . . . . 11
        2.2.      Extension of Revolving Credit Termination Date . . . 12
        2.3.      Mandatory Payments . . . . . . . . . . . . . . . . . 12
        2.4.      Fees . . . . . . . . . . . . . . . . . . . . . . . . 13
        2.5.      Optional Reductions in Commitment  . . . . . . . . . 13
        2.6.      [Intentionally Omitted]  . . . . . . . . . . . . . . 13
        2.7.      Types of Advances  . . . . . . . . . . . . . . . . . 13
        2.8.      Minimum Amount of Each Advance . . . . . . . . . . . 13
   2.9.      Optional Principal Payments . . . . . . . . . . . . . . . 13
        2.10.     Method of Selecting Types and Interest Periods for
                  New Advances . . . . . . . . . . . . . . . . . . . . 14
        2.11.     [Intentionally Omitted]. . . . . . . . . . . . . . . 14
        2.12.     [Intentionally Omitted]  . . . . . . . . . . . . . . 14
        2.13.     Conversion and Continuation of Outstanding Advances. 14
        2.14.     Restrictions on Interest Periods . . . . . . . . . . 15
        2.15.     Changes in Interest Rate, etc  . . . . . . . . . . . 15
        2.16.     Rates Applicable After Default . . . . . . . . . . . 15
        2.17.     Method of Payment  . . . . . . . . . . . . . . . . . 15
        2.18.     [Intentionally Omitted]. . . . . . . . . . . . . . . 16
        2.19.     [Intentionally Omitted]. . . . . . . . . . . . . . . 16
        2.20.     Note; Telephonic Notices . . . . . . . . . . . . . . 16
        2.21.     Interest Payment Dates; Interest and Fee Basis . . . 16
        2.22.     [Intentionally Omitted]  . . . . . . . . . . . . . . 17
        2.23.     [Intentionally Omitted]. . . . . . . . . . . . . . . 17
        2.24.     [Intentionally Omitted]  . . . . . . . . . . . . . . 17
        2.25.     Letters of Credit  . . . . . . . . . . . . . . . . . 17
        2.26.     Manner of Issuance . . . . . . . . . . . . . . . . . 17
        2.27.     Term . . . . . . . . . . . . . . . . . . . . . . . . 18
        2.28.     Letter of Credit Fees  . . . . . . . . . . . . . . . 18
        2.29.     Reimbursement Obligation . . . . . . . . . . . . . . 18

   ARTICLE III
        CHANGE IN CIRCUMSTANCES  . . . . . . . . . . . . . . . . . . . 20
        3.1.      Yield Protection . . . . . . . . . . . . . . . . . . 20
        3.2.      Changes in Capital Adequacy Regulations  . . . . . . 20
        3.3.      Availability of Eurodollar Advances  . . . . . . . . 21
        3.4.      Funding Indemnification  . . . . . . . . . . . . . . 21
        3.5.      Lender Statements; Survival of Indemnity . . . . . . 21
        3.6.      Refund to Borrower . . . . . . . . . . . . . . . . . 22





                              TABLE OF CONTENTS
                              -----------------
                                 (continued)


                                                                     Page
                                                                     ----

   ARTICLE IV
        CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . 22
        4.1.      Conditions Precedent to the Effective Date . . . . . 22
        4.2.      Each Advance . . . . . . . . . . . . . . . . . . . . 23

   ARTICLE V
        REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . 23
        5.1.      Corporate Existence and Standing . . . . . . . . . . 24
        5.2.      Authorization and Validity . . . . . . . . . . . . . 24
        5.3.      No Conflict; Government Consent  . . . . . . . . . . 24
        5.4.      Financial Statements . . . . . . . . . . . . . . . . 24
        5.5.      Material Adverse Change  . . . . . . . . . . . . . . 24
        5.6.      Taxes  . . . . . . . . . . . . . . . . . . . . . . . 25
        5.7.      Litigation and Contingent Obligations  . . . . . . . 25
        5.8.      Subsidiaries . . . . . . . . . . . . . . . . . . . . 25
        5.9.      ERISA  . . . . . . . . . . . . . . . . . . . . . . . 25
        5.10.     Accuracy of Information  . . . . . . . . . . . . . . 26
        5.11.     Regulation U . . . . . . . . . . . . . . . . . . . . 26
        5.12.     Compliance With Laws . . . . . . . . . . . . . . . . 26
        5.13.     Investment Company Act . . . . . . . . . . . . . . . 26

   ARTICLE VI
        COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . 26
        6.1.      Financial Reporting  . . . . . . . . . . . . . . . . 26
        6.2.      Use of Proceeds  . . . . . . . . . . . . . . . . . . 28
        6.3.      Notice of Default  . . . . . . . . . . . . . . . . . 29
        6.4.      Conduct of Business  . . . . . . . . . . . . . . . . 29
        6.5.      Taxes  . . . . . . . . . . . . . . . . . . . . . . . 29
        6.6.      Insurance  . . . . . . . . . . . . . . . . . . . . . 29
        6.7.      Compliance with Laws . . . . . . . . . . . . . . . . 29
        6.8.      Maintenance of Properties  . . . . . . . . . . . . . 29
        6.9.      Inspection . . . . . . . . . . . . . . . . . . . . . 29
        6.10.     Restricted Payments  . . . . . . . . . . . . . . . . 30
        6.11.     Merger . . . . . . . . . . . . . . . . . . . . . . . 30
        6.12.     Sale of Assets . . . . . . . . . . . . . . . . . . . 30
        6.13.     Sale of Accounts . . . . . . . . . . . . . . . . . . 31
        6.14.     Investments and Acquisitions . . . . . . . . . . . . 32
        6.15.     Contingent Obligations . . . . . . . . . . . . . . . 33
        6.16.     Liens  . . . . . . . . . . . . . . . . . . . . . . . 33
        6.17.     Rentals  . . . . . . . . . . . . . . . . . . . . . . 35
        6.18.     Retirement and Modification of Subordinated
             Indebtedness  . . . . . . . . . . . . . . . . . . . . . . 35
        6.19.     Affiliates . . . . . . . . . . . . . . . . . . . . . 35
        6.20.     Working Capital  . . . . . . . . . . . . . . . . . . 35






                              TABLE OF CONTENTS
                              -----------------
                                 (continued)


                                                                     Page
                                                                     ----

        6.21.     Consolidated Tangible Net Worth  . . . . . . . . . . 35
        6.22.     Ratio of Consolidated Liabilities to Consolidated
             Tangible Net Worth. . . . . . . . . . . . . . . . . . . . 36
        6.23.     Consolidated Secured Liabilities . . . . . . . . . . 36
        6.24.     Limitation on Funded Debt  . . . . . . . . . . . . . 36
        6.25.     Fixed Charge Coverage Ratio  . . . . . . . . . . . . 36

   ARTICLE VII
        DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

   ARTICLE VIII
        ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES . . . . . . . . 40
        8.1.      Acceleration . . . . . . . . . . . . . . . . . . . . 40
        8.2.      Amendments   . . . . . . . . . . . . . . . . . . . . 40
        8.3.      Preservation of Rights; Waivers, etc . . . . . . . . 40

   ARTICLE IX
        GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . 41
        9.1.      Survival of Representations  . . . . . . . . . . . . 41
        9.2.      Governmental Regulation  . . . . . . . . . . . . . . 41
        9.3.      Taxes  . . . . . . . . . . . . . . . . . . . . . . . 41
        9.4.      Headings . . . . . . . . . . . . . . . . . . . . . . 41
        9.5.      Entire Agreement . . . . . . . . . . . . . . . . . . 41
        9.6.      Benefits of this Agreement . . . . . . . . . . . . . 41
        9.7.      Expenses; Indemnification  . . . . . . . . . . . . . 41
        9.8.      [Intentionally Omitted]  . . . . . . . . . . . . . . 42
        9.9.      Accounting . . . . . . . . . . . . . . . . . . . . . 42
        9.10.     Severability of Provisions . . . . . . . . . . . . . 42
        9.11.     Nonliability of the Lender . . . . . . . . . . . . . 42
        9.12.     CHOICE OF LAW  . . . . . . . . . . . . . . . . . . . 42
        9.13.     CONSENT TO JURISDICTION  . . . . . . . . . . . . . . 42
        9.14.     Confidentiality  . . . . . . . . . . . . . . . . . . 43
        9.15.     WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . 43

   ARTICLE X
        [Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . 43

   ARTICLE XI
        SETOFF; RATABLE PAYMENTS . . . . . . . . . . . . . . . . . . . 43
        11.1.     Setoff . . . . . . . . . . . . . . . . . . . . . . . 43

   ARTICLE XII
        BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS  . . . . . . 43
        12.1.     Successors and Assigns . . . . . . . . . . . . . . . 43






                              TABLE OF CONTENTS
                              -----------------
                                 (continued)


                                                                     Page
                                                                     ----

        12.2.     Participations . . . . . . . . . . . . . . . . . . . 44
             12.2.1.   Permitted Participants; Effect  . . . . . . . . 44
             12.2.2.   Voting Rights . . . . . . . . . . . . . . . . . 44
             12.2.3.   Benefit of Setoff . . . . . . . . . . . . . . . 45
        12.3.     Assignments  . . . . . . . . . . . . . . . . . . . . 45
             12.3.1.   Permitted Assignments . . . . . . . . . . . . . 45
             12.3.2.   [Intentionally Omitted] . . . . . . . . . . . . 45
        12.4.     Dissemination of Information . . . . . . . . . . . . 45

   ARTICLE XIII
        NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
        13.1.     Giving Notice  . . . . . . . . . . . . . . . . . . . 45
        13.2.     Change of Address  . . . . . . . . . . . . . . . . . 45

   ARTICLE XIV
        COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . 46


































                           SCHEDULES AND EXHIBITS



   Schedule "1"   -    Other Investments

   Schedule "2"   -    Liens

   Exhibit "A"         -    Note

   Exhibit "B"         -    Extension Letter

   Exhibit "C"         -    Borrowing Notice

   Exhibit "D"         -    Letter of Credit Application

   Exhibit "E"         -    Opinion

   Exhibit "F"         -    Transfer Instructions

   Exhibit "G"         -    Compliance Certificate





























                              CREDIT AGREEMENT

        CREDIT AGREEMENT, dated as of November 1, 1997, between AAR CORP., a Delaware corporation (the "Borrower"), and THE NORTHERN TRUST COMPANY, an Illinois banking corporation (the "Lender").

                            W I T N E S S E T H:
                            - - - - - - - - - -

        WHEREAS, the Borrower has requested the Lender to make available to the Borrower a revolving line of credit for loans in an aggregate amount not to exceed $10,000,000 which extensions of credit the Borrower will use for its working capital needs and general business purposes;

        NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                  ARTICLE I
                                 DEFINITIONS
                                 -----------

        As used in this Agreement:

        "Accounts" has the meaning provided in Section 6.13.

        "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

        "Advance" means a borrowing hereunder consisting of the aggregate amount of advances made by the Lender to the Borrower pursuant to
   Section 2.1 which are (a) of the same Type and (b) in the case of Eurodollar Advances, for the same Interest Period.

        "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the





   direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

        "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

        "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

        "Application" is defined in Section 2.26, as amended, modified or supplemented from time to time.

        "Authorized Officer" means any of the Chairman of the Board, Chief Executive Officer, President, Chief Operations Officer, Vice President-Finance or Treasurer of the Borrower.

        "Borrower" means AAR Corp., a Delaware corporation, and its successors and assigns.

        "Borrowing Date" means a date on which an Advance is made or a Letter of Credit is issued hereunder.

        "Borrowing Notice" is defined in Section 2.10.

        "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago and on which dealings in U.S. Dollars may be carried on by the Lender in the interbank Eurodollar market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago.

        "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting
   Principles.

        "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Change in Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission






   under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower or (ii) a majority of the Directors on the Borrower's Board of Directors shall cease to be Directors of the Borrower during any twelve-month period.

        "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "Commitment" means $10,000,000 as such amount may be modified from time to time pursuant to the terms hereof.

        "Consolidated Assets" means the total consolidated assets of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles.

        "Consolidated Current Assets" means the total consolidated current assets of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles.

        "Consolidated Current Liabilities" means the total consolidated current liabilities of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles.

        "Consolidated Funded Debt" means all Indebtedness having a final maturity of more than one year. Funded Debt shall not include payments due within one year from the date as of which a calculation of Funded Debt is made.

        "Consolidated Liabilities" means the total consolidated liabilities of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles.

        "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with Agreement Accounting Principles; PROVIDED, that there shall be excluded (i) the income (or loss) of any Affiliate of the Borrower or other Person (other than a Subsidiary of the Borrower) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower, or any of its Subsidiaries by such Affiliate or other Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries, and (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.






        "Consolidated Secured Liabilities" means the aggregate amount of Consolidated Liabilities which are secured by any Lien (other than Liens permitted pursuant to any of clauses (a), (d), (e), (f) and (h) of Section
   6.16) on any property of the Borrower or any of its Subsidiaries.

        "Consolidated Tangible Net Worth" means, as of any date of determination, the sum of (a) the consolidated stockholders' equity of the Borrower and its Subsidiaries determined in accordance with Agreement Accounting Principles, less their consolidated Intangible Assets, plus (b) Subordinated Debt. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to May 31, 1991 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items, for purposes of this clause
   (iii), in each case, to the extent such items are disclosed as separate line items on the Borrower's financial statements required under Section 6.1.

        "Consolidated Total Capitalization" means Consolidated Net Worth plus Consolidated Funded Debt. For purposes of this definition, "Consolidated Net Worth" means the aggregate amount of capital stock (other than treasury stock), retained earnings and surplus of the Company and its Subsidiaries (exclusive of any surplus arising by virtue of any reappraisal or revaluation of any assets) less the amount of: goodwill, patents, copyrights, trademarks, experimental or organization expense and other like intangibles, in each case, to the extent such items are disclosed as separate line items on the Borrower's financial statements required under Section 6.1.

        "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit or similar instrument.

        "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower






   or any of its Subsidiaries, are treated as a single employer under
   Section 414 of the Code.

        "Default" means an event described in Article VII.

        "Domestic Subsidiary" means any Subsidiary of the Borrower organized under the laws of any State of the United States of America or the District of Columbia, all or substantially all of whose assets are located, and whose business is conducted, in one or more of any such States or District.

        "Effective Date" has the meaning provided in Section 4.1.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Eurodollar Advance" means an Advance which bears interest at a Eurodollar Rate.

        "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Lender to be the rate at which deposits in U.S. dollars are offered to the Lender by major banks in the interbank Eurodollar market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the amount of the relevant Eurodollar Advance and having a maturity equal to such Interest Period.

        "Eurodollar Conversion Notice" is defined in Section 2.13.

        "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by
   (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin. As used in this definition, "Applicable Margin" means (A) .75% at all times prior to the Revolving Credit Termination Date when the Borrower has an Investment Grade Rating and there has been no HLT Classification, and (B) 1.25% at all times after the Revolving Credit Termination Date when the Borrower has an Investment Grade Rating and there has been no HLT Classification. The Applicable Margin shall be increased by (x) .75% at all times when the Borrower does not have an Investment Grade Rating and there has been no HLT Classification and
   (y) 1.75% at all times when there has been an HLT Classification. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

        "Facility Termination Date" means the twentieth (20th) Payment Date following the Revolving Credit Termination Date.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight






   Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

        "Floating Rate" means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, changing when and as the Alternate Base Rate changes. As used in this definition, "Applicable Margin" means (i) at all times prior to the Revolving Credit Termination Date (x) zero % at all times when the Borrower has an Investment Grade Rating and there has been no HLT Classification, (y) .50% at all times when the Borrower does not have an Investment Grade Rating and there has been no HLT Classification and (z) 1.50% at all times when there has been an HLT Classification and (ii) at all times on or after the Revolving Credit Termination Date (x) .50% at all times when the Borrower has an Investment Grade Rating and there has been no HLT Classification, (y) 1.00% at all times when the Borrower does not have an Investment Grade Rating and there has been no HLT Classification and (z) 2.00% at all times when there has been an HLT Classification.

        "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

        "Foreign Accounts" means Accounts with respect to which the obligor is a Person which is (i) organized under the laws of a jurisdiction other than the United States of America, any State of the United States of America or the District of Columbia, in the case of a Person which is not a natural person, or (ii) a citizen of a country other than the United States of America, in the case of a natural person.

        "Foreign Subsidiary" means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

        "HLT Classification" means, in the context of there having been an HLT Classification, that either (i) the Lender has received notice from any governmental or quasi-governmental authority, central bank or comparable agency having jurisdiction over the Lender that the Advances or the Commitment hereunder are classifiable as being part of a "highly leveraged transaction" or (ii) the Lender has otherwise determined that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires that the Advances or Commitment hereunder be classified as part of a "highly leveraged transaction". The effective date of an "HLT Classification" for all purposes of this Agreement shall be the date of receipt by the






   Lender of the notice referred to in clause (i) or the date of the determination by the Lender referred to in clause (ii), as the case may be, provided that in either case the Lender does in fact promptly classify either its Advances or its Commitment hereunder as being part of a "highly leveraged transaction" to the extent required by the source of such required classification.

        "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens (other than Liens permitted pursuant to any of clauses (a), (d), (e), (f) and (h) of Section 6.16) or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations and (vi) net liabilities under currency or interest rate swap, exchange or cap agreements.

        "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. No Interest Period may end after the Revolving Credit Termination Date.

        "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to its officers, employees, agents and representatives made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

        "Investment Grade Rating" means, in the context of the Borrower having an Investment Grade Rating, that the Borrower's senior unsecured long term debt is rated both (a) BBB- or better by Standard & Poor's Corporation and (b) Baa3 or better by Moody's Investor Service, Inc.







        "Letter of Credit" means a standby letter of credit as amended, modified or supplemented from time to time issued for the account of Borrower pursuant to Section 2.25.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

        "Loan Documents" means this Agreement, the Note, the Letters of Credit and the Applications.

        "Material Adverse Effect" means a material adverse effect on (i) the business, properties, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        "Note" means a promissory note, in substantially the form of Exhibit "A" hereto, duly executed by the Borrower and payable to the order of the Lender in the amount of the Commitment, including any amendment, modification, renewal or replacement of such promissory note.

        "Notice of Assignment" is defined in Section 12.3.2.

        "Obligations" means all unpaid principal of and accrued and unpaid interest on the Note, all the Borrower's obligations with respect to any Letter of Credit issued hereunder or any Application therefor, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lender or any indemnified party hereunder arising under the Loan Documents.

        "Participants" is defined in Section 12.2.1.

        "Payment Date" means the last day of each March, June, September and December.

        "Payment Notes" has the meaning provided in Section 6.12.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.






        "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
   Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

        "Purchasers" is defined in Section 12.3.1.

        "Prime Rate" means that rate of interest per year announced from time to time by the Lender called its prime rate, which may not at any time be the lowest rate of interest charged by the Lender.

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of real or personal property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more, but does not include any amounts payable under Capitalized Leases of such Person.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Advances.








        "Reserve Requirement" means, with respect to a Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

        "Restricted Payments" means collectively, all dividends (cash, stock, asset or otherwise) and all payments on any class of securities (specifically including all Subordinated Debt, but excluding any other debt securities) issued by the Borrower or any Subsidiary, whether such securities are now, or may hereafter be, authorized or outstanding and any payment by the Borrower or any Subsidiary on account of the purchase, redemption or retirement of any class of securities (specifically including all Subordinated Debt, but excluding all other debt securities) issued by it, and any distribution in respect to any of the foregoing, whether directly or indirectly.

        "Revolving Credit Termination Balance" means the aggregate principal amount of Advances outstanding plus the aggregate Stated Amount of all issued and outstanding Letters of Credit at the close of business on the Revolving Credit Termination Date after giving effect to any Advances made or repaid on such date.

        "Revolving Credit Termination Date" means August 31, 1999 or such later date to which the Revolving Credit Termination Date may be extended pursuant to Section 2.2.

        "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

        "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

        "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

        "Subordinated Debt" means indebtedness of the Borrower or any Subsidiary evidenced by instruments containing provisions by which the payment of such indebtedness is postponed and subordinated to the payment of the Notes, which subordination provisions and the provisions for payment shall be in form and substance satisfactory to the Required Lenders as evidenced by their prior written consent thereto.

        "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than






   50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

        "Transferee" is defined in Section 12.4.

        "Type" means with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

        "Unfunded Liabilities" means the aggregate unfunded value of accumulated benefits under all Single Employer Plans, all determined in accordance with Agreement Accounting Principles as of the then most recent valuation date for such Plans.

        "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        "U.S. Dollars" means the lawful currency of the United States of America.

        "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                 ARTICLE II

                                 THE CREDIT
                                 ----------

        2.1. THE ADVANCES. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Advances at any time prior to or on the Revolving Credit Termination Date. No Advances may be requested or made subsequent to the Revolving Credit Termination Date. Principal payments made after the Revolving Credit Termination Date may not be reborrowed.

             (a) COMMITMENTS TO MAKE ADVANCES. From and including the date of this Agreement and to and including the Revolving Credit Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time in amounts such that, upon giving effect to each such Advance, the sum of the aggregate unpaid principal






        amount of all Advances then outstanding plus the aggregate Stated Amount of all outstanding Letters of Credit shall not exceed the Commitment then in effect. The foregoing commitment to make Advances shall expire at the close of business on the Revolving Credit Termination Date.

             (b)  [Intentionally Omitted].

        2.2. EXTENSION OF REVOLVING CREDIT TERMINATION DATE. The initial Revolving Credit Termination Date shall be August 31, 1999. The Borrower may, not earlier than 180 days and not later than 60 days prior to each anniversary of the Effective Date execute and deliver to the Lender an Extension Letter in substantially the form of Exhibit "B" hereto, with appropriate insertions, requesting that the Revolving Credit Termination Date be extended for one year. Such request for an extension of the Revolving Credit Termination Date shall become effective if, and only if, the Lender shall, in its sole and absolute discretion, execute such Extension Letter and return a copy thereof to the Borrower prior to each such applicable anniversary of the Effective Date.

        2.3. MANDATORY PAYMENTS. The Borrower shall make the following mandatory payments on the Advances:

             (a)  [Intentionally Omitted].

             (b) Each Advance outstanding on the Revolving Credit Termination Date shall be repaid in full on the Revolving Credit Termination Date (it being understood and agreed that, subject to the terms and conditions of this Agreement, the Borrower shall be entitled to make a final borrowing of one or more Advances pursuant to Section 2.1(a) on the Revolving Credit Termination
        Date).

             (c) If on the last day of any calendar month, it is determined by the Lender that the sum of the aggregate amount of all outstanding Advances plus the aggregate Stated Amount of all issued and outstanding Letters of Credit exceeds the Commitment then in effect, the Borrower shall, immediately upon the first to occur of the Borrower becoming aware of such excess or notice thereof by the Lender, make a repayment (in U.S. Dollars) of the outstanding Advances in an amount which is at least sufficient to eliminate such excess.

             (d) The Revolving Credit Termination Balance shall be payable in twenty (20) equal, consecutive quarterly installments, commencing on the first Payment Date following the Revolving Credit Termination Date.

             (e)  Any outstanding Advances and all other unpaid
        Obligations shall be paid in full by the Borrower on the Facility Termination Date.






        2.4. FEES. The Borrower further agrees to pay to the Lender a commitment fee of .30% (or if the Borrower no longer has an Investment Grade Classification .425%) per annum for the period from the date hereof to and including the Revolving Credit Termination Date on the average daily principal amount of the Commitment less the average daily principal amount of outstanding Advances. All of the fees referred to in this Section 2.4 shall be payable quarterly in arrears within 15 days after receipt of a statement therefor from the Lender for such quarter, commencing with the calendar quarter ending December 31, 1997. The obligations of the Borrower under this Section 2.4 shall survive the payment of the Advances and the termination of this Agreement. In addition upon any HLT Classification, the Borrower agrees to pay the Lender upon demand, an HLT Classification fee equal to .125% of the Commitment in effect at the time of such HLT Classification.

        2.5. OPTIONAL REDUCTIONS IN COMMITMENT. The Borrower may permanently reduce the Commitment in whole, or in part in integral multiples of $1,000,000, upon at least ten days' written notice to the Lender, which notice shall specify the amount of any such reduction; PROVIDED, HOWEVER, that the amount of the Commitment may not be reduced below the sum of the aggregate principal amount of the outstanding Advances plus the aggregate Stated Amount of all issued and outstanding Letters of Credit. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lender to make Advances hereunder.

        2.6. [Intentionally Omitted].

        2.7. TYPES OF ADVANCES. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.10 and 2.13.

        2.8. MINIMUM AMOUNT OF EACH ADVANCE. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof); PROVIDED, HOWEVER, that any Floating Rate Advance may be in the amount of the Commitment.

        2.9. OPTIONAL PRINCIPAL PAYMENTS. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon 5 days' prior notice to the Lender. Eurodollar Advances may be paid in full prior to the last day of the applicable Interest Period, subject to compliance with Section
   3.4. Principal payments made after the Revolving Credit Termination Date shall be applied to the principal installments payable under
   Section 2.3(d) in the inverse order of maturity.








        2.10. METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW ADVANCES. The Borrower shall select the Type and, in the case of each Eurodollar Advance, the Interest Period applicable to each new Advance from time to time. The Borrower shall give the Lender irrevocable notice in substantially the form of Exhibit "C" hereto with appropriate insertions (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least (a) one Business Day before the Borrowing Date of each Floating Rate Advance and (b) three Business Days before the Borrowing Date for each Eurodollar Advance, in each case specifying:

               (i) the Borrowing Date of such Advance, which shall be a Business Day, prior to or on the Revolving Credit Termination Date,

              (ii)     the aggregate amount of such Advance,

             (iii)     the Type of Advance selected, and

              (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

        2.11.     [Intentionally Omitted].

        2.12.     [Intentionally Omitted].

        2.13. CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES. Outstanding Advances may be continued or converted into Advances of another Type as provided below in this Section 2.13.

        Each Floating Rate Advance shall continue as Floating Rate Advance unless and until such Floating Rate Advance is repaid pursuant to Section 2.9 or converted into a Eurodollar Advance pursuant to this
   Section 2.13. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of its respective Interest Period, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Lender a Eurodollar Conversion Notice requesting that, at the end of such Interest Period, such Eurodollar Advance be converted into a new Eurodollar Advance for a new Interest Period. Subject to the terms of
   Section 2.8, the Borrower may from time to time elect to convert all or any part of any Floating Rate Advance into a Eurodollar Advance, or to convert all or any part of any Eurodollar Advance into a new Eurodollar Advance for a new Interest Period; PROVIDED, that any conversion of any existing Eurodollar Advance shall be made on, and only on, the last day of its respective Interest Period. The Borrower shall give the Lender irrevocable notice (a "Eurodollar Conversion Notice") of each conversion of an outstanding Advance into a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion, specifying:







               (i) the requested date of such conversion, which date shall be a Business Day;

              (ii) the aggregate amount and Type of the Advance which is to be converted or continued; and

             (iii) the amount and Interest Period applicable to each Eurodollar Advance into which such Advance is to be converted.

   Notwithstanding anything to the contrary contained in this Section 2.13, no Advance may be converted into or continued as a Eurodollar Advance (a) at any time within 30 days of the Facility Termination Date or (b) when any Default or Unmatured Default has occurred and is continuing.

        2.14. RESTRICTIONS ON INTEREST PERIODS. No Interest Period may extend beyond a Payment Date on which principal of the Advances shall be payable unless outstanding principal of Floating Rate Advances and Eurodollar Advances with Interest Periods ending prior to said Payment Date and unused Commitment shall be at least equal to the amount so payable. No Interest Period shall extend beyond the Facility Termination Date. No more than ten (10) Interest Periods may be in effect at any one time.

        2.15. CHANGES IN INTEREST RATE, ETC. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate and each change in the Applicable Margin referred to in the definition "Floating Rate". Each Eurodollar Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance, provided that the rate of interest on each Eurodollar Advance will change simultaneously with each change, during the applicable Interest Period, of the Applicable Margin referred to in the definition of "Eurodollar Rate".

        2.16. RATES APPLICABLE AFTER DEFAULT. During the continuance of a Default the Lender may, at its option, by notice to the Borrower, declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2%.

        2.17. METHOD OF PAYMENT. (a) All payments of principal, interest and fees to be made by the Borrower hereunder or under the Note shall be made in U.S. Dollars, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the







   Lender's address specified pursuant to Article XIII by noon (local time) on the date when due and shall be applied by the Lender.

        (b)  [Intentionally Omitted].

        (c) On or before the time a principal payment is made on any of the Advances, the Borrower shall inform the Lender as to the proportionate application of such payment among the Floating Rate Advances and the Eurodollar Advances. In the absence of such instructions, the Lender shall apply such payment first to the outstanding Floating Rate Advances and then apply any remainder to the outstanding Eurodollar Advances; PROVIDED, that as between Eurodollar Advances, the Lender shall endeavor to make such application (not otherwise disadvantageous to the Lender) as will mitigate the Borrower's liability to the Lender under Section 3.4 as a consequence of such application.

        2.18.     [Intentionally Omitted].

        2.19.     [Intentionally Omitted].

        2.20. NOTE; TELEPHONIC NOTICES. The Lender shall, and is hereby authorized to, record the principal amount of the Advances and each repayment on the schedule attached to the Note (or to otherwise record the same in its usual practice); PROVIDED, HOWEVER, that the failure so to record shall not affect the Borrower's obligations in respect of such Advances. The Borrower hereby authorizes the Lender to extend, convert or continue Advances and to transfer funds based on telephonic notices made by any person or persons the Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Lender a written confirmation, if such confirmation is requested by the Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the record of the Lender shall govern absent manifest error.

        2.21. INTEREST PAYMENT DATES; INTEREST AND FEE BASIS. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be






   payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (unless, in the case of any interest payment, such Business Day would be in the following month, in which case, such interest shall be paid on the last Business Day in the month when such interest payment is due) and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. After maturity of any installment, interest shall be payable on demand.

        2.22.     [Intentionally Omitted].

        2.23.     [Intentionally Omitted].

        2.24.     [Intentionally Omitted].

        2.25. LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement (including, without limitation, the last sentence of SECTION 2.27) the Lender agrees to issue Letters of Credit for the account of the Borrower from the Effective Date to but not including the Revolving Credit Termination Date at such times as the Borrower may request; provided, however, that the Lender shall not be obligated to issue any Letter of Credit to the extent that (a) the sum of (i) the aggregate principal amount of all Advances, plus (ii) the aggregate Stated Amount of all outstanding Letters of Credit, would exceed the Commitment or (b) the aggregate Stated Amount of all outstanding Letters of Credit would exceed $5,000,000.

        2.26.     MANNER OF ISSUANCE.

             (a)  APPLICATIONS.  The Borrower shall deliver to the Lender
        (i) prior to 11:00 a.m., Chicago time, on the Borrowing Date of any Letter of Credit or the amendment effective date with respect to any amendment of an outstanding Letter of Credit, the Lender's standard Application and Agreement for Irrevocable Letter of Credit ("APPLICATION"), the current form of which is attached hereto as Exhibit "D" (with blanks filled in accordingly), or an application for amendment in a form acceptable to the Lender.

             (b) AUTHORIZED OFFICERS. Each Authorized Officer may execute and deliver an Application, and request a Letter of Credit or an amendment thereto (as applicable) on behalf of the Borrower. The Lender shall be entitled to rely conclusively on each such Authorized Officer's authority to take the action referred to in the immediately preceding sentence until the Lender receives written notice from the Borrower to the contrary. The Lender shall not have a duty to verify the authenticity of the signature appearing on any Application and the Lender shall have no duty to verify the identity of any Person representing






        himself as one of the Authorized Officers entitled to take the aforesaid actions on behalf of the Borrower.

             (c) NO LIABILITY. The Lender shall not incur any liability to the Borrower in acting upon any request referred to above which the Lender believes in good faith to have been given by an Authorized Officer or for otherwise acting in accordance with this SECTION 2.26.

             (d) APPLICATIONS IRREVOCABLE. Each Application submitted pursuant to this SECTION 2.26 shall be irrevocable.

             (e) ISSUANCE. Subject to the terms and conditions set forth in SECTION 2.25, the Lender will issue the Letter of Credit for the account of the Borrower on the applicable Borrowing Date.

        2.27. TERM. Letters of Credit shall be stated to expire no more than one year from the date of issuance and may be renewed if so requested by the Borrower in the manner required by the Lender (but in any event such request shall be in writing, shall reasonably describe the Letter of Credit requested to be renewed and the requested renewal term and shall be given by an Authorized Officer to the Lender not less than 30 days prior to expiration of such Letter of Credit); PROVIDED, that no Letter of Credit shall be stated to expire on a date after the Revolving Credit Termination Date. No such renewal shall be for more than one year.

        2.28. LETTER OF CREDIT FEES. The Borrower agrees to pay the Lender, on demand, the Lender's standard issuance, administrative, operating and other fees and charges in effect from time to time for issuing and administering any Letters of Credit. It is acknowledged by the Lender that as of the date of this Agreement, the Lender shall charge the Borrower $200 as an issuance fee and $100 as an amendment or renewal fee. The Lender may change such fees at such times, in its sole discretion. The Borrower further agrees to pay the Lender a commission on the undrawn amount of each Letter of Credit and on each draft drawn on the Lender pursuant to a Letter of Credit and accepted by the Lender in such amount(s) as may from time to time be established by the Lender. It is acknowledged by the Lender that as of the date of this Agreement such commission shall be equal to 0.50% per annum (or at all times when the Borrower does not have an Investment Grade Rating, 1.00%). The Lender may change such commissions at such times, in its sole discretion. Such commissions shall be paid at such frequency as the Lender shall determine. The Lender may provide for the payment of any fees, charges or commission due, if not paid by the Borrower when due, by advancing the amount thereof to the Borrower as an Advance.

        2.29.     REIMBURSEMENT OBLIGATION.

             (a) REIMBURSEMENT. In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof and the






        Borrower shall not have reimbursed the Lender for such amount drawn immediately when due in accordance with the Application, the amount so paid shall be deemed to be an Advance.

             (b) IRREVOCABLE OBLIGATION. The obligation of the Borrower to make payment to the Lender with respect to Letters of Credit shall be unconditional and irrevocable and shall not be subject to any qualification or exception whatsoever and shall be made under all circumstances, including without limitation any of the following circumstances:

               (i) Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

              (ii) The existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Letter of Credit);

             (iii) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or in any statement therein being untrue or inaccurate in any respect;

              (iv) The surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

               (v)     The occurrence of any Default or Unmatured
                       Default, or termination of the Commitment or this Agreement;

              (vi) Any amendment, modification, waiver, consent or any substitution, exchange or release of or failure to perfect any interest in collateral security, with respect to any Letter of Credit;

             (vii) Any failure, omission, delay or lack on the part of the Lender or any party to any of the Letters of Credit to enforce, assert or exercise any right, power or remedy conferred upon the Lender or any such party under this Agreement or any Letter of Credit, or any other acts or omissions on the part of the Lender or any other party; and






            (viii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Borrower from the performance or observance of any obligation, covenant or agreement contained in this Section 2.29.

                                 ARTICLE III

                           CHANGE IN CIRCUMSTANCES
                           -----------------------

        3.1. YIELD PROTECTION. If any law or any governmental or quasi-governmental treaty, statute, rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

             (i) subjects the Lender to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of the Lender), or changes the time of payment of such taxes or other amounts or the basis of taxation of payments to the Lender in respect of its Advances or other amounts due it hereunder, or

             (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

             (iii) imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining loans or reduces any amount receivable by the Lender in connection with loans, or requires the Lender to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by the Lender, then, within 15 days of demand by the Lender, the Borrower shall pay the Lender that portion of the increased expense incurred or reduction in an amount received which the Lender determines is attributable to making, funding and maintaining the Advances and Commitment.

        3.2. CHANGES IN CAPITAL ADEQUACY REGULATIONS. If the Lender determines the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender is increased as a result of a Change, then, within 15 days of demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender determines is attributable to this Agreement, the Advances or its obligation to make Advances hereunder






   (after taking into account the Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

        3.3. AVAILABILITY OF EURODOLLAR ADVANCES. If (i) the Lender determines that maintenance of its Eurodollar Advances would violate any applicable treaty, law, rule, regulation, or directive, whether or not having the force of law, (ii) the Lender determines that deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available, (iii) the Lender determines that the interest rate applicable to a Eurodollar Advance does not accurately reflect the cost of making or maintaining such Eurodollar Advance or (iv) reasonable means do not exist for the Lender to determine the Eurodollar Rate for the amount and maturity requested, then the Lender shall suspend the availability of any new Eurodollar Advances (whether pursuant to Section 2.10 or Section 2.13).

        3.4. FUNDING INDEMNIFICATION. If any payment of a Eurodollar Advance occurs on a date prior to the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower in its Borrowing Notice or Eurodollar Conversion Notice, as the case may be, as a consequence of any condition precedent to such Advance under Section 2.1 or Article IV not being satisfied, as a consequence of any failure by the Borrower to borrow such Advance when the same has been made available to it pursuant to
   Section 2.12 or as a consequence of a prohibition on making, maintaining or repaying the principal of a Eurodollar Advance, the Borrower will indemnify the Lender for any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance and, provided that the Lender has taken such reasonable action, if any, not disadvantageous to it, to mitigate the same, any other loss or cost incurred by the Lender resulting therefrom.

        3.5. LENDER STATEMENTS; SURVIVAL OF INDEMNITY. The Lender shall deliver a written statement of the Lender as to the amount due, if any, under Section 2.18, 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail (and in accordance with Agreement






   Accounting Principles, where applicable) the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though the Lender funded its Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Eurodollar Advance, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 2.18, 3.1, 3.2 and 3.4 shall survive payment of the obligations and termination of this Agreement.

        3.6. REFUND TO BORROWER. If, and to the extent that, the Lender shall actually receive a credit against its United States federal income tax liability or otherwise receive any rebate or refund from any government or governmental agency in respect of any amount paid by the Borrower pursuant to Section 3.1 or Section 3.2, the Lender agrees to promptly notify the Borrower thereof and make reimbursement of credit, rebate or refund to the Borrower, provided that if the Lender reasonably believes that such credit, rebate or refund may be subject to challenge, then the Lender shall thereupon enter into negotiations in good faith with the Borrower to determine when reimbursement of such credit, rebate or refund can be made to the Borrower.


                                 ARTICLE IV

                            CONDITIONS PRECEDENT
                            --------------------

        4.1. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE. This Agreement shall become effective on the date (the "Effective Date") which is the date on which the Borrower shall have furnished to the Lender:

          (i) A copy, certified by the Secretary or Assistant Secretary of the Borrower, of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Lender) authorizing the execution of the Loan Documents.

         (ii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.







        (iii) A certificate, signed by the chief financial officer of the Borrower stating that on the Effective Date no Default or Unmatured Default has occurred and is continuing.

         (iv) A written opinion of the Borrower's counsel, addressed to the Lender in substantially the form of Exhibit "E" hereto.

         (iv)     Note payable to the order of the Lender.

          (v) Such other documents as the Lender or its counsel may have reasonably requested.

        4.2. EACH ADVANCE. The Lender shall not be required to make any Advance or issue any Letter of Credit, unless on the applicable Borrowing Date:

          (i)     There exists no Default or Unmatured Default.

         (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except for changes in the Schedules hereto reflecting transactions permitted by this Agreement.

        (iii)     The Lender shall have received a duly completed
                  Borrowing Notice from the Borrower pursuant to Section
                  2.10 or Application pursuant to Section 2.25.

         (iv)     [Intentionally Omitted].

          (v) All legal matters incident to the making of such Advance shall be in accordance with this Agreement in the reasonable judgment of the Lender and its counsel.

        Each Borrowing Notice with respect to each such Advance and each Application shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. The Lender may require a duly completed compliance certificate in substantially the form of Exhibit "G" hereto as a condition to making an Advance or an issuance of a Letter of Credit.


                                  ARTICLE V

                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------

        The Borrower represents and warrants to the Lender that:








        5.1. CORPORATE EXISTENCE AND STANDING. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

        5.2. AUTHORIZATION AND VALIDITY. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors, rights generally.

        5.3. NO CONFLICT; GOVERNMENT CONSENT. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

        5.4. FINANCIAL STATEMENTS. The August 31, 1997 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

        5.5. MATERIAL ADVERSE CHANGE. Since August 31, 1997, there has been no change in the business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.







        5.6. TAXES. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except for the filing of such returns and the payment of such taxes, if any, as (a) are being contested in good faith and as to which adequate reserves have been provided or (b) do not in the aggregate exceed $4,000,000 and the failure to file or pay for which could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended 1997. No tax liens have been filed other than those permitted pursuant to Section 6.16(a).
   The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

        5.7. LITIGATION AND CONTINGENT OBLIGATIONS. Except as set forth in the Borrower's Form 10-K filed with the Securities and Exchange Commission for its fiscal year ended May 31, 1997, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, the Borrower has no material contingent obligations not provided for or disclosed in the Borrower's Form 10-K filed with the Securities and Exchange Commission for its fiscal year ended May 31, 1997.

        5.8. SUBSIDIARIES. As of the date hereof, Borrower's Form 10-K filed with the Securities and Exchange Commission for its fiscal year ended May 31, 1997 contains an accurate description of all of the Borrower's presently existing Significant Subsidiaries (as defined in Regulation S-X of the Securities and Exchange Commission). All of the issued and outstanding shares of capital stock of all of the Borrower's Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

        5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $10,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur any withdrawal liability to Multiemployer Plans in an aggregate amount which, when added to the aggregate Unfunded Liabilities of all Single Employer Plans, would exceed of $10,000,000. Each Plan complies in all material respects with all applicable requirements of law and regulations and no Reportable Event has occurred with respect to any Plan. Neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.







        5.10. ACCURACY OF INFORMATION. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

        5.11.     REGULATION U.  Margin stock (as defined in Regulation
   U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

        5.12. COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries have complied in all respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where failure to comply would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

        5.13. INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company
   "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.


                                 ARTICLE VI

                                  COVENANTS
                                  ---------

        During the term of this Agreement, unless the Lender shall otherwise consent in writing:

        6.1. FINANCIAL REPORTING. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles and furnish to the Lenders:

          (i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lender, prepared in accordance with generally






                  accepted accounting principles on a consolidated basis for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants, at the request of the Lender, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

         (ii) At the request of the Lender, within 90 days after the close of each fiscal year of the Borrower, for each active Subsidiary, an unaudited balance sheet as at the close of such fiscal year and an unaudited profit and loss statement for such fiscal year, all certified by the Borrower's chief financial officer or Treasurer.

        (iii) Within 60 days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Borrower's chief financial officer or Treasurer.

         (iv) At the request of the Lender, within 60 days after the close of the first three quarterly periods of each of its fiscal years, for each active Subsidiary, an unaudited balance sheet as at the close of each such period and an unaudited profit and loss statement for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Borrower's chief financial officer or Treasurer.

          (v) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit "G" hereto signed by the Borrower's chief financial officer or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

         (vi) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary






                  enrolled under ERISA, except that the Borrower shall not be required to deliver such statement for any such fiscal year to the extent that such information is specifically set forth in the audit report for such fiscal year delivered to the Lender pursuant to clause
                  (i) of this Section 6.1.

        (vii) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or Treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

       (viii) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and
                  (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries which, in the case of either clause (a) or clause (b), could reasonably be expected to have a Material Adverse Effect.

         (ix) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (x) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

         (xi) Such other information (including non-financial information) as the Lender may from time to time reasonably request.

        6.2. USE OF PROCEEDS. The Borrower will use the proceeds of the Advances for the general corporate needs of the Borrower and to repay outstanding Advances. The Borrower will not use any of the proceeds of the Advances to (i) purchase or carry any "margin stock" (as defined in Regulation U), (ii) acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 or (iii) make any unfriendly Acquisition.








        6.3. NOTICE OF DEFAULT. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lender of (i) the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which would have a Material Adverse Effect, or (ii) any threatened or pending litigation or governmental proceeding or labor controversy against the Borrower or any Subsidiary which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

        6.4. CONDUCT OF BUSINESS. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic or foreign corporation, as the case may be, in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; PROVIDED, that nothing contained in this Section 6.4 shall prohibit
   (a) any Subsidiary from entering into a merger or consolidation otherwise permitted by Section 6.11 or (b) the liquidation of any Subsidiary substantially all of whose assets have been transferred to the Borrower or another Subsidiary in compliance with Section 6.12.

        6.5. TAXES. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which
   (a) are being contested in good faith and as to which adequate reserves have been provided or (b) do not in the aggregate exceed $4,000,000 and the failure to pay which could not reasonably be expected to have a Material Adverse Effect.

        6.6. INSURANCE. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

        6.7. COMPLIANCE WITH LAWS. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

        6.8. MAINTENANCE OF PROPERTIES. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

        6.9. INSPECTION. The Borrower will, and will cause each Subsidiary to, permit the Lender, by its representatives and agents,






   to inspect any of the properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lender may designate.

        6.10. RESTRICTED PAYMENTS. The Borrower will not, nor will it permit any Subsidiary to, declare or make any Restricted Payments, which together with all Restricted Payments made on or after May 31, 1995 would exceed an amount equal to the sum of (i) $20,000,000 plus
   (ii) 50% of Consolidated Net Income for the period commencing June 1, 1994 and extending to and including the last day of the fiscal year of the Borrower immediately preceding the date on which such Restricted Payment was made, said period to be taken as one accounting period, except that:

             (a) The Borrower may declare and pay dividends payable solely in stock of the Borrower of the same class as that on which such dividend is paid.

             (b) The Borrower may purchase, redeem or otherwise acquire or retire any class of its stock out of the proceeds of, or in exchange for, a substantially concurrent issue and sale of the same class of such stock in addition to that now issued and outstanding.

             (c) Any Subsidiary may declare and pay dividends to the Borrower.

        6.11. MERGER. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

             (a) Any Domestic Subsidiary may merge or consolidate with the Borrower (providing the Borrower shall be the continuing or surviving corporation).

             (b) Any Domestic Subsidiary may merge or consolidate with any other Domestic Subsidiary which is a Wholly-Owned Subsidiary.

             (c) Any Foreign Subsidiary may merge or consolidate with any other Subsidiary which is a Wholly-Owned Subsidiary (provided that if a Domestic Subsidiary is involved, such Domestic
        Subsidiary shall be the continuing or surviving corporation).

        6.12. SALE OF ASSETS. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, transfer, assign or otherwise dispose of (including, for the avoidance of doubt, in connection with a sale leaseback transaction), any of its assets (including, for the avoidance of doubt, the capital stock of Subsidiaries, but excluding






   (i) inventory sold in the ordinary course of the Borrower's or any Subsidiary's business, (ii) property formerly used in the Borrower's or any Subsidiary's business which is worn out or obsolete, (iii) assets of any Domestic Subsidiary transferred to the Borrower or to another Domestic Subsidiary which is a Wholly-Owned Subsidiary, (iv) assets of any Foreign Subsidiary transferred to the Borrower or to another Subsidiary which is a Wholly-Owned Subsidiary, (v) assets permitted to be sold or otherwise transferred pursuant to Section 6.13 and (vi) promissory note ("Payment Note") received as partial or full payment for assets sold) if, after giving effect thereto, the sum of all such assets transferred, assigned or otherwise disposed of during the twelve-month period ending with (and including) the month of such disposition either (a) represents more than 10% of Consolidated Assets determined as of the date of (and after giving effect to) such disposition or (b) were responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries during such twelve-month period.

        6.13. SALE OF ACCOUNTS. Anything in Section 6.12 to the contrary notwithstanding, the Borrower will not, nor will it permit any Subsidiary to, sell, with or without recourse, transfer, assign, encumber or otherwise dispose of any of its note or accounts receivable, leases or chattel paper (collectively referred to in this Section as "Accounts") to any Person, except that:

             (a) The Borrower or any Subsidiary may sell or otherwise dispose of any of its Accounts to the Borrower or any Subsidiary on terms and conditions which are in compliance with Section 6.20.

             (b) The Borrower or any Subsidiary may enter into any arrangement with another Person pursuant to which such Person collects the Accounts of the Borrower or such Subsidiary on behalf of the Borrower or such Subsidiary, so long as such arrangement does not provide for any transfer of title to, or any other interest in, such Accounts to such Person.

             (c) The Borrower or any Subsidiary may sell or otherwise dispose of its Foreign Accounts to any Person for the purposes of collection, provided that the aggregate face amount of all such Foreign Accounts so transferred by the Borrower and its Subsidiaries during any fiscal year of the Borrower shall not exceed an amount equal to 15% of the gross Accounts of the Borrower and its Subsidiaries as of the last day of the Borrower's immediately preceding fiscal year and determined from the Borrower's consolidated balance sheet delivered pursuant to
        Section 6.1(i).

             (d) The Borrower or any Subsidiary may sell or otherwise dispose of its Accounts which arise from the sale of machinery and equipment and have payment terms longer than 90 days and payable in installments.






             (e) The Borrower or any Subsidiary may sell or otherwise dispose of Payment Note as permitted under Section 6.12.

        6.14. INVESTMENTS AND ACQUISITIONS. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

             (a) Short-term obligations of, or fully guaranteed by, the United States of America.

             (b) Commercial paper rated A-1 or better by Standard and Poor's Corporation or P-1 or better by Moody's Investors Service, Inc.

             (c) Demand deposit accounts maintained in the ordinary course of business.

             (d) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

             (e)  Existing Investments in Subsidiaries and other
        Investments in existence on the date hereof and described in Schedule "1" hereto.

             (f)  Loans by the Borrower to its Domestic
        Subsidiaries.

             (g) Equity Investments by AAR Financial Services Corp. in leveraged leases of aircraft, aircraft engines and related products.

             (h) Loans by the Borrower and its Subsidiaries to their respective officers and key employees in an aggregate amount not to exceed $4,000,000 at any one time outstanding.


             (i) Investments in the unrated Goldman Sachs Money Market Trust Institution Liquid Asset Fund in an amount not to exceed $15,000,000 in the aggregate, provided, that if at any time such Fund changes its investment strategy or risk profile or is credit rated, it is reasonably acceptable to the Lender.

             (j)  Investments evidenced by Payment Note.

             (k) Acquisitions by the Borrower and all Subsidiaries during the term of this Agreement not in excess of an






        aggregate amount equal to 25% of Consolidated Tangible Net Worth as of the last day of the Borrower's fiscal year immediately preceding the date on which such Acquisition is made.

             (l) Investments in addition to those permitted under clauses (a) through (k) of this Section, provided that after giving effect thereto the aggregate amount of all such Investments for the Borrower and all Subsidiaries during the term of this Agreement shall not exceed the greater of (i) $6,000,000 or (ii) 20% of Consolidated Tangible Net Worth as of the last day of the Borrower's fiscal year immediately preceding the date on which any such Investment is made.

        In determining the amount of Investments permitted under this Section, Investments shall always be taken at the original cost thereof, regardless of any subsequent appreciation or depreciation therein, and loans and advances shall be taken at the principal amount thereof then remaining unpaid from time to time.

        6.15. CONTINGENT OBLIGATIONS. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except:

             (a) Contingent Obligations resulting from endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower's and each Subsidiary's business.

             (b) Contingent Obligations by the Borrower of any Subsidiary's Indebtedness (including, for the avoidance of doubt, obligations arising out of overdraft and similar cash management facilities) permitted to exist pursuant to this Agreement and any Subsidiary's obligations for Rentals permitted by Section 6.17.

             (c) Contingent Obligations by the Borrower or any Subsidiary (other than those referred to in clause (a) above) so long as (both before and after giving effect thereto) the sum of (i) Consolidated Funded Debt plus (ii) the aggregate amount of Contingent Obligations of the Borrower and its Subsidiaries does not exceed 50% of Consolidated Total Capitalization.

        6.16. LIENS. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Borrower or any of its Subsidiaries, except:

             (a) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and






        for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books.

             (b) Deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the repayment of Indebtedness), leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of like general nature in the ordinary course of the Borrower's business or any Subsidiary's business.

             (c) Liens incurred by the Borrower or any Subsidiary in connection with the acquisition of property provided such Liens shall attach only to the property acquired in the transactions in which such Liens were created or assumed and shall secure only Indebtedness incurred to finance the cost of acquiring such property.

             (d) Liens arising out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

             (e) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

             (f) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

             (g) Liens existing on the date hereof and described in Schedule "2" hereto.

             (h) Liens which secure only Indebtedness of any Domestic Subsidiary to the Borrower.

             (i) Subject to Section 6.15(c), Liens on property the purchase of which is being financed by the Borrower or any Domestic Subsidiary, as the case may be, by letters of credit (or similar instruments) issued for the account of the Borrower or any Domestic Subsidiary, as the case may be, provided such Liens secure only the letter of credit (or similar instrument) which is being used to finance the purchase of such property and provided further such Liens attach only to such property.








             (j) Liens incurred by the Borrower in connection with the real estate located in Wooddale, Illinois, known as the Corporate Headquarters of the Borrower.

        6.17. RENTALS. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any obligation for Rentals if, as a consequence thereof, obligations for Rentals created, incurred or suffered to exist in any one fiscal year shall be in an aggregate consolidated amount for the Borrower and its Subsidiaries in excess of 5% of Consolidated Revenues as at the end of the Borrower's fiscal year immediately preceding the date on which such obligation is entered into, on a non-cumulative basis from year to year. It is expressly agreed and understood that, for the purposes of this Section, any contract between the Borrower or any Domestic Subsidiary and the vendor of aircraft fuel shall not be considered a lease and any payments made under any such contract by the Borrower or any Domestic Subsidiary to such vendor shall not be considered a lease payment.

        6.18. RETIREMENT AND MODIFICATION OF SUBORDINATED INDEBTEDNESS. The Borrower will not, nor will it permit any Subsidiary to, purchase, acquire, redeem or retire, or make any payment on account of principal of, any Subordinated Debt except at the stated maturity thereof or as required by mandatory prepayment provisions or sinking fund provisions relating thereto. The Borrower will not, nor will it permit any Subsidiary to, alter, amend, modify, rescind, terminate or waive, or permit any breach or event of default to exist under, any note or note evidencing such Subordinated Debt.

        6.19. AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

        6.20. WORKING CAPITAL. The Borrower will maintain at all times a ratio of Consolidated Current Assets to Consolidated Current Liabilities of at least 1.50 to 1.00.

        6.21. CONSOLIDATED TANGIBLE NET WORTH. The Borrower will maintain at all times Consolidated Tangible Net Worth in an amount not less than the sum of (a) $160,000,000 plus (b) the net cash proceeds received by the Borrower from the sale of any of its capital stock on or after May 31, 1996 plus (c) an amount equal to the aggregate of one-third of Consolidated Net Income earned during each of its fiscal years beginning with its fiscal year commencing June 1, 1996, said fiscal years to be taken as one accounting period minus (d) amounts (not to exceed $10,000,000 in the aggregate for the purposes of this






   covenant) either used for the purchase or retirement of the Borrower's capital stock or representing the after tax write-down of assets and associated costs on or after May 31, 1996.

        6.22. RATIO OF CONSOLIDATED LIABILITIES TO CONSOLIDATED TANGIBLE NET WORTH. The Borrower will maintain at all times
   Consolidated Liabilities not in excess of 200% of Consolidated
   Tangible Net Worth.

        6.23. CONSOLIDATED SECURED LIABILITIES. The Borrower will maintain at all times Consolidated Secured Liabilities in an amount not in excess of $20,000,000. For purposes of calculating Consolidated Secured Liabilities hereunder the obligations of the Borrower not in excess of $10,000,000, secured by the real estate located in Wooddale, Illinois, known as the Corporate Headquarters of the Borrower, shall not be included.

        6.24. LIMITATION ON FUNDED DEBT. The Borrower will not permit the sum of (i) Consolidated Funded Debt plus (ii) the aggregate amount of Contingent Obligations of the Borrower and its Subsidiaries to exceed 50% of Consolidated Total Capitalization.

        6.25. FIXED CHARGE COVERAGE RATIO. The Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.20:1:00 as of the last day of each fiscal quarter of the Borrower commencing on the date immediately preceding the Revolving Credit Termination Date
   and thereafter.   The Fixed Charge Coverage Ratio shall be determined
   based on four (4) of the previous five (5) fiscal quarters of the Borrower that occurred immediately prior to the calculation date, at the Borrower's option.

        As used herein the following terms have the following meanings:

        "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Consolidated Earnings Available for Fixed
        Charges to (b) Consolidated Fixed Charges for such period.

        "Consolidated Earnings Available for Fixed Charges" means, for any period, the sum of (i) Consolidated Net Income (excluding gains and losses from the sale of assets other than in the ordinary course of business and income or losses derived from discontinued operations), PLUS to the extent deducted in determining Consolidated Net Income (ii) all provisions for any federal, state, or other income taxes made by the Borrower and its Subsidiaries during such period, PLUS (iii) Consolidated Fixed Charges during such period, and PLUS (v) deferred financing costs for such period.

        "Consolidated Fixed Charges" means, without duplication, for any period, the sum of (i) current maturities for such period, (ii) interest expense on indebtedness (excluding






        capitalized leases) for such period, PLUS (iii) total rental expense under all leases other than capitalized leases, and PLUS (iv) imputed interest expense under capitalized leases for the Borrower and its Subsidiaries for such period.


                                 ARTICLE VII

                                  DEFAULTS
                                  --------

        The occurrence of any one or more of the following events shall constitute a Default:

        7.1. Any representation or warranty made (or deemed made pursuant to Section 4.2) by or on behalf of the Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Advance, any Letter of Credit, any Application or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

        7.2. Nonpayment of principal of the Note when due, or nonpayment of interest upon the Note or of any commitment fee or other obligations under any of the Loan Documents within five Borrowing Days after the same becomes due.

        7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.10 or 6.19; or the breach by the Borrower of any of the terms or provisions of Section 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18 or 6.20 which is not remedied within 10 days after written notice from the Lender.

        7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Lender.

        7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $2,000,000 when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness (other than the Obligations) in an aggregate principal amount exceeding $2,000,000 was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries (other than the Obligations) in an aggregate principal amount exceeding $2,000,000 shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the






   stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

        7.6. The Borrower or any of its Domestic Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this
   Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

        7.7. Without the application, approval or consent of the Borrower or any of its Domestic Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Domestic Subsidiaries or any substantial part of its property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Domestic Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

        7.8. Any Foreign Subsidiary shall have taken or instituted or permitted to be taken or instituted any action or proceeding, or any such action or proceeding is instituted against such Foreign Subsidiary, whereby a substantial amount of its property shall or may be assigned or in any manner transferred or delivered to any receiver, assignee, liquidator or other Person, whether appointed by such Foreign Subsidiary or by a court or by any governmental authority or any law, whereby such property shall or may be distributed among the creditors of such Foreign Subsidiary, provided the aggregate claims of all such creditors against such Foreign Subsidiary or against all such Foreign Subsidiaries shall exceed $1,000,000 and such action or proceeding remains undismissed or unstayed on appeal for a period of 90 days; or any governmental authority having jurisdiction shall have taken or instituted any action or proceeding for the dissolution or disestablishment of any Foreign Subsidiary or for the suspension of its operations, provided the assets of any such Foreign Subsidiary or the aggregate assets of all such Foreign Subsidiaries shall exceed $500,000 and such action or proceeding remains undismissed or unstayed on appeal for a period of 90 days; or all of the property of any Foreign Subsidiary shall have been condemned, seized or appropriated, provided the net assets of any such Foreign Subsidiary or the






   aggregate net assets of all such Foreign Subsidiaries shall exceed $1,000,000; or the total of all claims against any Foreign Subsidiary or all Foreign Subsidiaries resulting from any action or proceeding described in this Section 7.8 and the amount of assets or net assets, as the case may be, of any Foreign Subsidiary or all Foreign Subsidiaries which are subject to any action, proceeding, condemnation, seizure or appropriation described in this Section 7.8 shall exceed $1,000,000.

        7.9. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the property of the Borrower or any of its Subsidiaries.

        7.10. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $1,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

        7.11. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $10,000,000; or any Reportable Event shall occur in connection with any Plan; or the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all Unfunded Liabilities of all Single Employer Plans and all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability, exceeds $10,000,000.

        7.12. Any court, government or governmental agency shall find or hold, or formally notify the Borrower or any Subsidiary, that the Borrower or any Subsidiary (i) has violated any federal, state or local environmental, health or safety law or regulation, or (ii) bears responsibility for any removal or remedial or similar action in connection with the release by the Borrower or any other Person of any toxic or hazardous waste or substance into the environment, or is otherwise liable in any manner in connection with any such release; and such finding, holding or notification could reasonably be expected (taking into account the expected outcome of any legal appeals available to the Borrower or such Subsidiary, as well as the likelihood and extent of contribution from any other Persons who may be jointly and severally liable with the Borrower or such Subsidiary) to have a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents.

        7.13.     Any Change in Control shall occur.










                                ARTICLE VIII

               ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
               ----------------------------------------------

        8.1. ACCELERATION.  If any Default described in Section 7.6 or
   7.7 occurs with respect to the Borrower, the obligations of the Lender to make Advances and to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, the Lender may terminate or suspend the obligations of the Lender to make Advances and to issue Letters of Credit hereunder, or by written notice to the Borrower declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which the Borrower hereby expressly waives. The Lender agrees to give the Borrower prompt subsequent notice of any termination or suspension of the obligations of the Lender to make Advances and to issue Letters of Credit hereunder; PROVIDED, that the giving of such notice shall not be a condition to the effectiveness of any such termination or suspension.

        8.2. AMENDMENTS. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Lender.

        8.3. PRESERVATION OF RIGHTS; WAIVERS, ETC. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of an Advance or issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Advance or issuance of a Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.














                                 ARTICLE IX

                             GENERAL PROVISIONS
                             ------------------

        9.1. SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Note, the making of the Advances and the issuance of the Letters of Credit herein contemplated.

        9.2. GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

        9.3. TAXES. Any taxes (excluding federal income taxes on the overall net income of any Lender) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

        9.4. HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

        9.5. ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.

        9.6. BENEFITS OF THIS AGREEMENT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

        9.7. EXPENSES; INDEMNIFICATION. The Borrower shall reimburse the Lender for any and all reasonable costs and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Lender for any and all reasonable costs and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents. The Borrower further agrees to indemnify the Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lender is a






   party thereto) which any of them may pay or incur arising out of any term or condition contained in this Agreement or the other Loan Documents, or the direct or indirect application or proposed application of the proceeds of any Advance or Letter of Credit hereunder, except to the extent any of the foregoing arises solely from the gross negligence or wilful misconduct of the party requesting indemnification. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

        9.8. [Intentionally Omitted].

        9.9. ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

        9.10. SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        9.11. NONLIABILITY OF THE LENDER. The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall not have any fiduciary responsibilities to the Borrower. The Lender does not undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

        9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        9.13. CONSENT TO JURISDICTION. THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER AND THE LENDER EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BORROWER TO BRING PROCEEDINGS AGAINST THE LENDER, OR THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER, IN THE COURTS OF ANY OTHER JURISDICTION.







        9.14. CONFIDENTIALITY. The Lender agrees to use any confidential information which it may receive from the Borrower pursuant to this Agreement solely for the purposes of administering and monitoring this Agreement and to hold such confidential information in confidence, except for disclosure (i) to its Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Lender who are advised of and agree to be bound by this Section 9.14, (iii) to regulatory officials, (iv) as requested pursuant to or as required by law, regulation, or legal process, (v) in connection with any legal proceeding to which the Lender is a party, and (vi) permitted by Section 12.4; PROVIDED that in the case of each of the preceding clauses (iv) and (v), such Lender agrees, to the extent reasonably possible and to the extent that it is legally permitted to do so, to give the Borrower prior notice of such disclosure and not resist any efforts by the Borrower to obtain confidential treatment therefor.

        9.15. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.


                                  ARTICLE X

                           [Intentionally Omitted]


                                 ARTICLE XI

                          SETOFF; RATABLE PAYMENTS
                          ------------------------

        11.1. SETOFF. In addition to, and without limitation of, any rights of the Lender under applicable law, so long as any Default has occurred and is continuing, any indebtedness from the Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations then due and owing to the Lender.



                                 ARTICLE XII

              BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
              -------------------------------------------------

        12.1. SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and






   assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by the Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, the Lender may at any time, without the consent of the Borrower, assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. Any assignee or transferee of the Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of the Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of the Note or of any Note or Notes issued in exchange therefor.

        12.2.     PARTICIPATIONS.

             12.2.1. PERMITTED PARTICIPANTS; EFFECT. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Advance, any Letter of Credit, the Note, the Commitment or any other interest of the Lender under the Loan Documents. The Lender selling such participating interests to a Participant agrees to promptly notify the Borrower of such sale and the identity of such Participant. In the event of any such sale by the Lender of participating interests to a Participant, the Lender's obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible for the performance of such obligations, the Lender shall remain the holder of the Note for all purposes under the Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under the Loan Documents.

             12.2.2. VOTING RIGHTS. The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Advance, Letter of Credit or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Advance, Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Advance, Letter of Credit or Commitment, releases any guarantor of any such Advance or Letter of Credit or releases any substantial portion of collateral, if any, securing any such Advance or Letter of Credit.








             12.2.3. BENEFIT OF SETOFF. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Lender under the Loan Documents.

        12.3.     ASSIGNMENTS.

             12.3.1. PERMITTED ASSIGNMENTS. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Unless a Default has occurred and is continuing, the consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not an Affiliate of the Lender.

             12.3.2.   [Intentionally Omitted].

        12.4. DISSEMINATION OF INFORMATION. The Borrower authorizes the Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in the Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees in writing for the benefit of the Borrower to be bound by Section 9.14.


                                ARTICLE XIII

                                   NOTICES
                                   -------

        13.1.     GIVING NOTICE.  Except as otherwise permitted by
   Section 2.20 with respect to Borrowing Notices and Eurodollar Conversion Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

        13.2. CHANGE OF ADDRESS. The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other party hereto.









                                 ARTICLE XIV

                                COUNTERPARTS
                                ------------

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

        IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.


                                 AAR CORP.


                                 By:___________________________________

                                 Title:________________________________
                                           1100 North Wood Dale Road
                                           Wood Dale, Illinois 60191

                                 Attn:     Timothy J. Romanesko
                                           Vice President-Chief
                                           Financial Officer and
                                           Treasurer


                                 THE NORTHERN TRUST COMPANY


                                 By:___________________________________

                                 Title:________________________________
                                           50 South LaSalle Street
                                           Chicago, Illinois 60675

                                 Attn:     Michelle Teteak
                                           Vice President


















                                SCHEDULE "l"

                              OTHER INVESTMENTS
                             (See Section 6.14)



   Investment                    Investment                    Amount of
      In                             By                        Investment
   ----------                    ----------                    ----------


                                 NONE





                                SCHEDULE "2"

                                    LIENS
                             (See Section 6.16)


   Mortgage lien on facilities located in Frankfort, New York to secure indebtedness of Subsidiary AAR Engine Component Services, Inc. to Norstar Bank in connection with Industrial Revenue Bond financing of such facilities.

   Mortgage lien on facilities located in Aberdeen, North Carolina to secure indebtedness of Subsidiary AAR Brooks and Perkins Corp. to North Carolina National Bank in connection with Industrial Revenue Bond financing of such facilities.

   Security interest in aircraft and related equipment to secure indebtedness of AAR Financial Services Corp. in connection with ownership of such aircraft and related equipment.





                                 EXHIBIT "A"

                                    NOTE


   $10,000,000                                          Chicago, Illinois
                                                         November 1, 1997

        For value received, AAR CORP., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of THE NORTHERN TRUST COMPANY (the "Lender") in lawful money of the United States of America in immediately available funds, at the office of the Lender, 50 South La Salle Street, Chicago, Illinois 60675 the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of the Advances in full on the Facility Termination Date and shall make such other mandatory payments as are required to be made pursuant to the Credit Agreement.

        Borrower also promises to pay interest to the Lender on the unpaid principal amount owing hereunder from time to time in like money at said office from the date hereof until paid in full at the rates and the times provided in the Agreement. Interest also shall be payable on any overdue payment of principal and (tho the extent permitted by law) interest as provided in the Agreement.

        This Note is issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of November 1, 1997, as it may be amended, supplemented, extended or otherwise modified from time to time, between the Borrower and the Lender (the "Credit Agreement"). Reference is hereby made to the Credit Agreement for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

        This Note may, subject to the terms of the Agreement, be declared (without demand, notice or legal process of any kind other than as expressly specified in the Agreement) and thereupon immediately shall become due and payable. The Borrower hereby waives presentment, demand, protest, notice of protest, notice of demand and notice of non-payment hereof.

        If, as a result of any circumstance whatsoever, the fulfillment of any payment obligation under this Note would result in a violation of any applicable usury statute or any other similar law, then the payment obligation to be fulfilled will be reduced to the limit provided in such statute or law, so that in no event shall any payment of or requirement to pay interest under this Note be in excess of the limit established by any such statute or law. In no event shall the





   Borrower be bound to pay interest in any amount in excess of the legal limit for the use, forbearance or detention of money.

        The validity, construction and enforcement of this Note and the rights and obligations of the holder and the Borrower hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Illinois (without regard to conflicts of law principles).

        The Borrower irrevocably consents to the service or process in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, such service to be effective ten (10) days after such mailing. The Borrower absolutely and irrevocably consents and submits to the jurisdiction of the courts of the State of Illinois and of any Federal court located in such State in connection with any action or proceeding brought against the Borrower by the Lender arising out of or relating to this Note. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

        THE BORROWER ABSOLUTELY AND IRREVOCABLY WAIVES TRIAL BY JURY AND ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING, INCLUDING WITH RESPECT TO ANY MATTER WHICH MIGHT BE ASSERTED AGAINST THE BORROWER, IN ANY SUCH ACTION OR PROCEEDING.


                                 AAR CORP.


                                 By:_______________________________

                                 Title:____________________________






















                                 EXHIBIT "B"

                              EXTENSION LETTER


                                                       ____________, 19__


   To:  The Northern Trust Company

         Re: Proposed Extension of the Revolving Credit Termination Date
             -----------------------------------------------------------
   DATE

   Ladies/Gentlemen:

        We make reference to that certain Credit Agreement dated as of November 1, 1997, between AAR Corp. and The Northern Trust Company, as it may from time to time be amended, modified, renewed or extended (the "Credit Agreement"). All capitalized terms used herein shall have the meanings attributed to them in the Credit Agreement.

        The Revolving Credit Termination Date currently in effect under the Credit Agreement is __________, 19__.

        The Borrower desires to extend the Revolving Credit Termination Date by one year and accordingly requests hereby that the Lenders agree to extend the Revolving Credit Termination Date to __________, 19__.

        If the foregoing proposed extension of the Revolving Credit Termination Date meets with your approval, please so indicate by executing and returning to the Borrower the accompanying copy of this letter. Upon receipt by the Borrower of this letter executed by the Lender, the Revolving Credit Termination Date under the Credit Agreement shall henceforth be __________, 19__.

                                 Sincerely yours,


                                 AAR CORP.

                                 By:________________________________

                                 Title:_____________________________


   ACCEPTED AND AGREED TO:

   THE NORTHERN TRUST COMPANY

   By:____________________________

   Title:_________________________





                                 EXHIBIT "C"

                              BORROWING NOTICE

                                                    _______________, 19__

   To:  The Northern Trust Company

         Re: Borrowing Notice
             ----------------

   Ladies/Gentlemen:

        We make reference to that certain Credit Agreement dated as of November 1, 1997, between AAR Corp. and The Northern Trust Company, as it may from time to time be amended, modified, renewed or extended (the "Credit Agreement"). All capitalized terms used herein shall have the meanings attributed to them in the Credit Agreement.

        The Borrower hereby gives irrevocable notice pursuant to Section
   2.10 of the Credit Agreement for the following Advance(s):

   Borrowing Date: ______________, 19__1


   Principal Amount2        Type of Advance3          Interest Period4
   ----------------         ---------------          ---------------






                                 Sincerely yours,


                                 AAR CORP.

                                 By:________________________________

                                 Title:_____________________________


   1 Borrowing Date must be a Business Day prior to or on the Revolving Credit Termination Date.

   2    Subject to the minimum  amount requirements set forth in  Section
        2.8.

   3    Specify Floating Rate Advance or Eurodollar Advance.

   4    Applicable  to  Eurodollar  Advances  only.   See  definition  of
        Interest  Period  and  Section  2.14  (Restrictions  on  Interest
        Periods).





                                 EXHIBIT "D"

                    FORM OF LETTER OF CREDIT APPLICATION





                                 EXHIBIT "E"


                                                        November __, 1997


   The Northern Trust Company
   50 S. LaSalle Street
   Chicago, Illinois 60675


   Gentlemen/Ladies:

        We are counsel for AAR Corp., a Delaware corporation (the "Borrower"), and have represented the Borrower in connection with its execution and delivery of a Credit Agreement dated as of November 1, 1997 between the Borrower and The Northern Trust Company (the "Lender"), providing for Advances in an aggregate principal amount not exceeding $10,000,000 at any one time outstanding (the "Agreement"). All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

        We have examined the Borrower's articles of incorporation, by-laws, resolutions, the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

        1. The Borrower and each Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their states of incorporation and have all requisite authority to conduct their business in each jurisdiction in which their business is conducted.

        2. The execution and delivery of the Loan Documents by the Borrower and the performance by the Borrower of the Obligations have been duly authorized by all necessary corporate action and proceedings on the part of the Borrower and will not:

             (a)  require any consent of the Borrower's shareholders;

             (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's articles of incorporation or by-laws or any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries; or

             (c) result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.

        3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of





   the Borrower enforceable in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors, rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

        4. Except as set forth in the Borrower's Form 10-K filed with the Securities and Exchange Commission for its fiscal year ended May 31, 1997, there is no litigation or proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, could have a Material Adverse Effect.

        5. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by the Borrower of the Obligations.


        This opinion may be relied upon by the Lender and its participants, assignees and other transferees.



                                 Very truly yours,


                                 ___________________________________





























                                 EXHIBIT "F"

               LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION


   To:  The Northern Trust Company
        50 S. LaSalle Street
        Chicago, Illinois 60675

   Re: Credit Agreement, dated as of November 1, 1997 (as the same may be amended or modified, the "Credit Agreement"), between AAR Corp. and The Northern Trust Company.

        Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

        The Lender is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Lender of a specific written revocation of such instructions by the Borrower, provided, however, that the Lender may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.20 of the Credit Agreement.

   Facility Identification Number(s) ____________________________________

   Customer/Account Name ________________________________________________

   Transfer Funds To ____________________________________________________

                     ____________________________________________________

                     ____________________________________________________

   For Account No.   ____________________________________________________

   Reference/Attention To _______________________________________________


   Authorized Officer (Customer
      Representative)                      Date _________________________

   _________________________________     ________________________________
          (Please Print)                             Signature

   Bank Officer Name   Date                Date _________________________

   _________________________________     ________________________________
          (Please Print)                             Signature





        (Deliver Completed Form to Credit Support Staff For Immediate
        Processing)
























































                                 EXHIBIT "G"

                           COMPLIANCE CERTIFICATE


   To:  The Northern Trust Company
        50 S. LaSalle Street
        Chicago, Illinois 60675


        This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of November 1, 1997 (as amended, modified, renewed or extended from time to time, the "Agreement") between AAR Corp. and The Northern Trust Company. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

        THE UNDERSIGNED HEREBY CERTIFY THAT:

        1.   I am the duly elected ___________________ of the Borrower;

        2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

        3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

        4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:


        ______________________________________________________

        ______________________________________________________

        ______________________________________________________

        The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with





   this Certificate in support hereof, are made and delivered this _____ day of _______________, 19__.


                                      __________________________________





















































                                  [SAMPLE]

                    SCHEDULE I TO COMPLIANCE CERTIFICATE

        Schedule Of Compliance as of __________, 19__ with Provisions of Sections 6.21, 6.22, 6.23, 6.24, 6.25 and 6.26 of the Agreement